Exhibit 3.7

CERTIFICATE OF INCORPORATION

(Duplicate)

USCC 91632824MA758X4W51 (1-2)

Name: Qinghai Zhongtiancheng Salt Lake Resources R&D Co., Ltd.

Type: Limited Liability Company

Address: No. 60, East Renmin Road, Dachaidan Town, Haixi State, Qinghai Province

Legal representative: Zhang Mao

Registered capital: RMB 6 Million Yuan

Establishment Date: September 06, 2018

Business Term: from September 06, 2018 to September 05, 2048

Business Scope: comprehensive development and utilization of salt lake resources and product R&D, production and sales of sodium borate, column borate, boron trioxide, lithium carbonate, procurement of development equipment and raw materials for the salt lake, boron rock mining (business activities of the projects subject to approval according to law shall be carried out after approval by relevant departments)

Registration authority

Supervision and Administration of Market and Production Safety of Dachaidan

September 06, 2018

Enterprise credit information publicity system website: http://gsxt.qhaic.gov.cn

Supervised by the administration for industry and commerce of the People's Republic of China